Exhibit 99.1

PRESS RELEASE
Dick’s Sporting Goods Reports First Quarter Results:
❖	EPS Increases 31% over Proforma Last Year to $0.21

❖	Comparable Store Sales Increase 6.5%
PITTSBURGH, Pa., May 16, 2006 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today reported sales and earnings results for the first quarter ended April 29, 2006.
First Quarter Results
Net income increased 30% to $11.4 million and earnings per share increased 31% to $0.21, as compared to prior year proforma net income of $8.8 million, or $0.16 per share (which has been adjusted for $0.06 of stock option expense per share as if the Company expensed stock options, and excludes merger integration and store closing costs). Earnings guidance provided on March 7, 2006 was for earnings per share of $0.15 — 0.17.
On a GAAP basis, net income increased to $11.4 million and earnings per share increased to $0.21, as compared to the prior year net loss of $(7.3) million, or $(0.15) per share which included $32.5 million pre-tax of merger integration costs.
Net sales for the quarter increased 13% to $645.5 million. Comparable store sales increased 6.5%. The increase in comparable store sales is due to increases in a majority of the Company’s merchandise categories including licensed merchandise which is mainly related to the Pittsburgh Steelers Super Bowl win, and accounted for approximately 2% of the comp sales gain. The former Galyan’s stores will be included in the comparable store base beginning in the second quarter of 2006.
“We are pleased to report such strong results for the quarter. Business was robust across most categories including our lodge business, which continues to benefit from an initiative started almost two years ago. This category continues to produce positive comp sales in a difficult environment. Additionally, the former Galyan’s stores performed well against the anniversary of their re-grand opening last year,” said Edward W. Stack, Chairman and CEO.
New and Relocated Stores
In the first quarter, the Company opened eight stores, one each in Cleveland, OH; Long Island, NY; Augusta, ME; Chicago, IL; Minneapolis, MN; Virginia Beach, VA; Boston, MA and Rockaway, NJ.
The Company also relocated two stores, one each in Milford, CT which was a relocation of the Orange, CT store and Dulles, VA which was a relocation of the Sterling, VA store.
As of April 29, 2006, the Company operated 263 stores, with approximately 15.2 million square feet, in 34 states.
2006 Outlook
The Company’s current outlook for 2006 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release. Although the Company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
❖	Full Year 2006 Comparisons to Fiscal 2005
•	We are increasing earnings guidance for the full year as a result of our first quarter performance. Based on an estimated 55 million shares outstanding, the Company is increasing earnings guidance from the previous guidance of $1.77 — 1.81 to the new guidance of approximately $1.81 — 1.85 per share (which includes $0.27 of stock option expense per share). This represents an approximate 22% increase over fiscal proforma 2005 earnings per share of

$1.50 (which has been adjusted for $0.25 of stock option expense per share as if the Company expensed stock options, and excludes merger integration and store closing costs and gain on sale of investment).

•	During 2006, the Company expects to incur approximately $25 million of stock option expense on a pre-tax basis, or $0.27 per share after tax.

•	Comparable store sales are expected to increase approximately 3% on a 52-week to 52-week comparative basis.

•	The Company expects to open 40 new stores in 2006. Two stores were relocated in the first quarter of 2006.
❖	Second Quarter 2006
•	Based on an estimated 55 million shares outstanding, the Company is providing earnings guidance of $0.43 — 0.44 per share (which includes $0.07 of stock option expense per share). This represents an approximate 14% increase over second quarter 2005 proforma earnings per share of $0.38 (which has been adjusted for $0.07 of stock option expense per share as if the Company expensed stock options, and excludes merger integration and store closing costs and gain on sale of investment).

•	Comparable store sales are expected to increase approximately 3-4%.

•	The Company expects to open five new stores in the second quarter.
Conference Call Info
The Company will be hosting a conference call today at 10:00 am Eastern time to discuss the first quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s web site located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.
For those who cannot listen to the live broadcast, the webcast will be archived on the Company’s web site for approximately 30 days. In addition, a dial-in replay will be available shortly after the call. To listen, investors should dial (888) 286-8010 (domestic callers) or (617) 801-6888 (international callers) and enter confirmation code 26264228. The dial-in replay will be available for 30 days following the live call.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2006 as filed with the Securities and Exchange Commission on March 23, 2006. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.
About Dick’s Sporting Goods, Inc.
Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of April 29, 2006, the Company operated 263 stores in 34 states primarily throughout the Eastern half of the U.S.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).
Contact:
Michael F. Hines, EVP - Chief Financial Officer or
Dennis Magulick, Director, Investor Relations
724-273-3400
investors@dcsg.com

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	April 29,	April 30,
	2006	2005
Net sales	$645,498	$570,843
Cost of goods sold, including occupancy and distribution costs	467,833	418,871

GROSS PROFIT	177,665	151,972
Selling, general and administrative expenses	152,235	126,269
Pre-opening expenses	4,151	2,645
Merger integration and store closing costs	—	32,481

INCOME (LOSS) FROM OPERATIONS	21,279	(9,423)

Interest expense, net	2,249	2,795

INCOME (LOSS) BEFORE INCOME TAXES	19,030	(12,218)

Provision (benefit) for income taxes	7,612	(4,887)

NET INCOME (LOSS)	$11,418	$(7,331)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.23	$(0.15)
Diluted	$0.21	$(0.15)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	50,419	49,054
Diluted	54,596	49,054

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 29,	April 30,	January 28,
	2006	2005	2006
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,347	$33,757	$36,564
Accounts receivable, net	38,792	43,295	29,365
Income taxes receivable	2,909	17,316	—
Inventories, net	649,880	533,310	535,698
Prepaid expenses and other current assets	16,750	11,377	11,961
Deferred income taxes	3,726	8,011	429

Total current assets	743,404	647,066	614,017

Property and equipment, net	379,632	362,232	370,277
Construction in progress — leased facilities	5,247	22,671	7,338
Goodwill	156,628	157,227	156,628
Other assets	39,517	33,961	39,529

TOTAL ASSETS	$1,324,428	$1,223,157	$1,187,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$324,794	$276,432	$253,395
Accrued expenses	154,552	157,812	136,520
Deferred revenue and other liabilities	53,156	40,425	62,792
Income taxes payable	—	—	18,381
Current portion of other long-term debt and capital leases	253	635	181

Total current liabilities	532,755	475,304	471,269

LONG-TERM LIABILITIES:
Senior convertible notes	172,500	172,500	172,500
Revolving credit borrowings	48,275	122,462	—
Other long-term debt and capital leases	8,370	8,638	8,520
Non-cash obligations for construction in progress — leased facilities	5,247	22,671	7,338
Deferred revenue and other liabilities	117,902	105,963	113,369

Total long-term liabilities	352,294	432,234	301,727

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	369	354	365
Class B common stock	136	139	137
Additional paid-in capital	222,676	190,500	209,526
Retained earnings	214,260	122,531	202,842
Accumulated other comprehensive income	1,938	2,095	1,923

Total stockholders’ equity	439,379	315,619	414,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,324,428	$1,223,157	$1,187,789

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(Dollars in thousands)

	13 Weeks Ended
	April 29,	April 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,418	$(7,331)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	12,509	12,779
Deferred income taxes	(4,079)	(2,194)
Stock-based compensation	5,972	—
Excess tax benefit from stock-based compensation	(1,497)	—
Tax benefit from exercise of stock options	480	5,618
Other non-cash items	636	611
Changes in assets and liabilities:
Accounts receivable	(6,028)	(16,500)
Inventories	(114,182)	(75,692)
Prepaid expenses and other assets	(4,375)	(2,078)
Accounts payable	58,936	41,050
Accrued expenses	9,071	8,190
Income taxes payable	(16,490)	—
Deferred construction allowances	3,817	3,392
Deferred revenue and other liabilities	(5,541)	(775)

Net cash used in operating activities	(49,353)	(32,930)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,782)	(24,839)
Proceeds from sale-leaseback transactions	4,103	5,034
Decrease (increase) in recoverable costs from developed properties	2,090	(5,839)

Net cash used in investing activities	(22,589)	(25,644)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings, net	48,275	46,368
Payments on other long-term debt and capital leases	(78)	(137)
Proceeds from exercise of stock options	4,568	2,955
Excess tax benefit from stock-based compensation	1,497	—
Increase in bank overdraft	12,463	24,259

Net cash provided by financing activities	66,725	73,445

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,217)	14,871
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	36,564	18,886

CASH AND CASH EQUIVALENTS, END OF PERIOD	$31,347	$33,757

Supplemental disclosure of cash flow information:
Construction in progress — leased facilities	$(2,091)	$7,438
Accrued property and equipment	$8,961	$7,586
Cash paid for interest	$1,849	$2,505
Cash paid for income taxes	$30,716	$1,174

Store Count and Square Footage
The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

	Q1
	Fiscal 2006	Fiscal 2005
Beginning stores	255	234
New	8	7
Closed	—	(5)

Ending stores	263	236

Relocated stores	2	—

Square Footage:
(in millions)
Total

Q1 2005	13.6
Q2 2005	13.8
Q3 2005	14.7
Q4 2005	14.7

Q1 2006	15.2
Reconciliation of Non-GAAP Financial Measures
The Company has provided non-GAAP financial information in this earnings release which includes net income (loss) and earnings (loss) per share adjusted for merger integration and store closing costs, gain on sale of investment and stock option expense had the Company applied SFAS 123, “Accounting for Stock-Based Compensation” in fiscal 2005. The proforma financial information is considered non-GAAP and is not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company’s management and investors can use to compare core, operating results between reporting periods. A reconciliation of these non-GAAP measures to the applicable GAAP measures are provided below and on the Company’s website at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).
Fiscal 2005 Reconciliations
Proforma Net Income and Proforma Earnings Per Share Reconciliation
(in thousands, except per share data):

	13 Weeks Ended		13 Weeks Ended		52 Weeks Ended
	April 30, 2005		July 30, 2005		January 28, 2006
		Per		Per		Per
	Amounts	Share	Amounts	Share	Amounts	Share
Net (loss) income and earnings (loss) per share (GAAP)	$(7,331)	$(0.15)	$22,098	$0.41	$72,980	$1.35
Less: Stock option expense, after tax	(3,380)	(0.06)	(3,546)	(0.07)	(13,484)	(0.25)
Add: Merger integration and store closing costs, after tax	19,489	0.36	3,185	0.06	22,674	0.42
Less: Gain on sale of investment, after tax	—	—	(1,106)	(0.02)	(1,106)	(0.02)
Add: Impact of share differential due to net loss (use of basic vs. fully-diluted shares)	—	0.01	—	—	—	—

Proforma net income and earnings per share	$8,778	$0.16	$20,631	$0.38	$81,064	$1.50

EBITDA
EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, and capital investments.

EBITDA
(dollars in thousands)

	13 Weeks Ended
	April 29,	April 30,
	2006	2005 /1
Net income (loss) (GAAP)	$11,418	$(7,331)
Provision (benefit) for income taxes	7,612	(4,887)
Interest expense, net	2,249	2,795
Depreciation and amortization	12,509	12,779
Depreciation and amortization (merger integration)	—	(720)
Merger integration and store closing costs	—	32,481
Stock option expense (fiscal 2005)	—	(5,633)

EBITDA	$33,788	$29,484

% increase in EBITDA	15%

/1	Presents EBITDA adjusted for merger integration and store closing costs and stock-based compensation as if the Company had applied the provisions of SFAS 123, “Accounting for Stock-Based Compensation,” in fiscal 2005.